Exhibit 99.2

Repros' Proellex Shows Statistically Significant Improvement in Bleeding and Pain in Phase 2 Trial

THE WOODLANDS, Texas--(BUSINESS WIRE)--Repros Therapeutics Inc. (NasdaqGM:RPRX) (PCX:RPRX) announced interim results of a U.S. Phase 2 study of Proellex™, an oral drug being developed to relieve symptoms of uterine fibroids. The Company has closed enrollment in the trial at 128 patients. Interim results from this study suggest that treatment with Proellex results in a statistically highly significant improvement in multiple symptoms associated with uterine fibroids.

Study Details and Results

This 12 week, double-blind study compares two doses of Proellex, 12.5mg and 25mg, to placebo. The study's primary endpoint is reduction in excessive menstrual bleeding, a common symptom of uterine fibroids. This endpoint was assessed using a validated visual analog scale known as the Pictorial Blood Loss Assessment Chart (PBAC). Further, pain associated with fibroids was assessed using a well validated tool, the McGill pain score, and various other symptoms associated with fibroids were assessed using the validated Uterine Fibroid Symptom and Quality of Life (UFS-QOL) questionnaire. To date, 63 patients have completed the 12 week study and have had analyses completed for their study parameters.

Women on Proellex experienced a dramatic reduction in PBAC from mean scores of over 100 to scores less than 10. The mean scores after three months of dosing for the 25mg and 12.5mg dose of Proellex were 6.9 and 12.6 respectively. Women on placebo, on the other hand, exhibited a score of 91 after 3 months of treatment. The 12.5mg and 25mg doses were statistically superior to placebo with p-values of 0.00003 and 0.000005, respectively.

Women treated with 12.5mg and 25mg of Proellex for three months also experienced a reduction in UFS-QOL measures from an average baseline of 16 to scores of 5.3 and 5.15, respectively. UFS-QOL scores for women in the placebo arm decreased from an average baseline of 16 to 12.6 after three months. The 12.5mg and 25mg doses were statistically superior to placebo with p-values of 0.0046 and 0.0029, respectively.

Women on Proellex experienced on average a reduction of 33.6 and 33.2 in McGill pain scores for the 25mg and 12.5mg dose respectively. Women on placebo experienced an average reduction of 8.4 over the same three month period. The 12.5mg and 25mg doses were statistically superior to placebo with p-values of 0.045 and 0.006, respectively.

After three months on treatment, no statistically significant changes in endometrial thickness were detected among 100 women who underwent ultrasound measurements of endometrial thickness at various time points. This study uses an endometrial thickness cut-off of 14mm after three months of dosing to determine whether or not a woman is allowed to proceed into an ongoing open label study. At this time 16 patients have had endometrial thicknesses greater than 14mm. Seven of the patients were on placebo, six were on the 12.5mg dose and 3 were on the 25mg dose. Importantly, to date, of the women who have had endometrial biopsies and have been on active drug there has been no evidence of endometrial hyperplasia with atypia, a potential precursor for endometrial cancer.

"We are very pleased with these results," commented Joseph Podolski, President and CEO of Repros. "This is the second indication in which Proellex has demonstrated profound effects in relieving symptoms in significant female indications for which there have been limited drug choices. Should we continue to see these encouraging results in future studies and assuming that the safety of the drug is further realized in those studies, we believe that Proellex has the potential to become a major drug."

About Repros Therapeutics Inc.

Repros is engaged in the development of pharmaceutical products that address conditions of the male and female reproductive systems. Proellex™, the Company's lead compound, is a PRM (progesterone receptor modulator) currently being studied in a U.S. Phase 2 clinical trial for the treatment of uterine fibroids, a condition that affects numerous women of childbearing age in the U.S. and results in a significant number of hysterectomies each year. Proellex™ is also being studied in a European Phase 2 study for the treatment of endometriosis, a condition that affects approximately 5.5 million women in the U.S. and Canada. Androxal™, the Company's other program in late clinical development, is designed to restore normal testosterone production by the testes and is being tested in a U.S. Phase 3 clinical trial for the treatment of testosterone deficiency in men.

For more information, please visit the Company's website at http://www.reprosrx.com.

Any statements that are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including Repros' ability to have success in the clinical development of its technologies, the timing of enrollment in such clinical studies and the accuracy of such studies, limited patient populations of clinical studies to date and the possibility that final data may not be consistent with interim data, and Repros' ability to raise additional capital on acceptable terms or at all, and such other risks which are identified in the Company's Annual Report on Form 10-K for the year ended December 31, 2005 and Repros' Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30, September 30, 2006, as they may be updated by the Company's Exchange Act filings from time to time. These documents are available on request from Repros Therapeutics or at www.sec.gov. Repros disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts

Repros Therapeutics Inc., The Woodlands
Joseph S. Podolski, 281-719-3447